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                                                                    EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

JULY 28, 2003                             CONTACT: INVESTOR RELATIONS
                                          PHONE:   865-380-3206
                                          FAX:     865-380-3784


CERBERUS DECLINES TO MAKE AN OFFER FOR CLAYTON HOMES, INC.

Clayton Homes (CMH: NYSE) announced that it has received a letter from Cerberus Capital Management tonight indicating that they no longer have interest in extending an offer for the Company. "For more than a week, a consortium of investors led by Cerberus, conducted extensive due diligence in all four of our operating groups," remarked Kevin T. Clayton, chief executive officer. "They decided against making any offer."

"We would like to take the opportunity to thank Cerberus and their partners for the highly professional manner in which they performed their work and the way in which they interacted with Clayton team members," added John J. Kalec, chief financial officer.

Clayton Homes, Inc. is a vertically integrated manufactured housing company with 20 manufacturing plants, 296 Company owned stores, 611 independent retailers, 86 manufactured housing communities, and financial services operations that provide mortgage services for 168,000 customers and insurance protection for 100,000 families.

This press release contains forward-looking statements with respect to management's beliefs about the financial condition, results of operations and business of Clayton Homes in the future. These statements involve risks and uncertainties. The actual outcome could differ materially from that contemplated by such statements. Factors that could cause or contribute to such differences could include, but are not limited to: market conditions in the manufactured housing market, the degree of continued market acceptance of Clayton Homes' products, competition, failure of the requisite stockholders to approve the merger, litigation related to the merger, and merger-related costs and expenses. The non-merger related factors mentioned above, as well as other factors that could affect Clayton Homes' business, are discussed in Clayton Homes' Annual Report on Form 10-K for the fiscal year ended June 30, 2002, on file with the Securities and Exchange Commission. Clayton Homes does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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